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EXHIBIT 10.15


    HOT TOPIC                                        18305 E. San Jose Ave.
                                                     City of Industry, CA  91748

                                                     Office: 626-839-4681
                                                     Fax:    626-8394686
                                                     Email:  hottopic.com
    EVERYTHING ABOUT THE MUSIC
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June 11, 2001


Ms. Jane Cruz
11728 Laurelcrest Drive
Studio City, CA  91604

RE:      EMPLOYMENT TERMS

Dear Jane:

Hot Topic, Inc. (the "Company") is pleased to offer you the position of Senior Vice President - Human Resources, pursuant to the terms of this letter agreement ("Agreement").

1.       DUTIES

You will be expected to perform various duties consistent with your position. You will report to the Company's Chief Executive Officer ("CEO"), unless otherwise assigned by the Company. You will work at our facility located in the City of Industry.

2.       BASE SALARY

Your base salary will be $220,000 per year, less payroll deductions and all required withholdings, which will be subject to annual review. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave, holidays, 401k plan and Employee Stock Purchase Plan. Details about these benefit plans are available for your review. In addition, the Company plans to obtain a long-term disability policy subject to the satisfaction of the certain underwriting criteria. The Company may modify benefits from time to time, as it deems necessary.

3.       BONUS

In addition to your base salary, you will be eligible to earn an annual performance bonus ("Bonus") pursuant to the Company's EBIT Plan, as approved by the Board of Directors. Your target Bonus under the Plan will be twenty five percent of your base salary based upon achievement of the goals set forth in the Plan. The Bonus will be pro-rated based on your actual time in position. Assuming continuous employment, the Bonus will be awarded in the first quarter of the Company's fiscal year. You must be employed on the date the Bonus is awarded to be eligible for the Bonus.

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4.       AUTOMOBILE ALLOWANCE

Your automobile allowance will be $800.00 per month. The Company will also reimburse you for expenses including gas, insurance and maintenance for the automobile.

5.       STOCK OPTIONS

Upon commencement of employment and subject to approval of the Company's Board of Directors, you will be granted an Incentive Stock Option under the Company's 1996 Equity Incentive Plan to purchase 30,000 shares of the Company's Common Stock (the "Stock Option"). The Stock Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Stock Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board of Directors. The Stock Option will be subject to vesting over four (4) years so long as you continue to be employed with the Company, according to the following schedule: twenty-five percent (25%) of the shares subject to the Stock Option will vest on the last day of the twelfth full calendar month of your employment after the date of grant and the remaining shares subject to the Stock Option will vest in equal installments at the end of each monthly period thereafter for three (3) years.

If you have questions regarding the tax implications of the Stock Option or any part of your compensation package, please consult with your own tax advisor.

6.       TERMINATION

The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice, by giving written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon two weeks notice to the Company during which time you shall provide reasonable transition assistance to the Company. The Company reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two weeks notice period. The at-will nature of your employment relationship may not be modified except by a written agreement with the CEO of the Company.

If the Company terminates your employment without Cause (as defined herein), then upon your furnishing to the Company an executed release and waiver of claims (a form of which is attached hereto as Exhibit A), you shall be entitled to receive severance payments in the form of continuation of your base salary and medical insurance benefits that are in effect at the time of your termination, subject to standard payroll deductions and withholdings, for six
(6) months (the "Severance Period"). If you voluntarily resign or your employment is terminated for Cause (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this Agreement, "Cause" shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement

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or theft against the Company, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and the Company, or (v) your willful and habitual failure to attend to your duties as assigned by the CEO of the Company, after written notice to Executive and no less than a 90 day period to cure such failure provided such failure to perform is subject to cure with the passage of time.

7.       CHANGE OF CONTROL

Following a Change in Control (as defined herein) the vesting of your Stock Options will be immediately accelerated such that one hundred percent (100%) of the Stock Options shall be vested and exercisable. For purposes of this Agreement, Change of Control is defined as follows: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

8.       COMPANY POLICY

As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook which will govern the terms and conditions of your employment. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company.

9.       PROPRIETARY INFORMATION AGREEMENT

As a condition of employment, you will be required to sign and comply with the attached Proprietary Information Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

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10.      ENTIRE AGREEMENT

This Agreement, together with Exhibits attached hereto and the stock option documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

11.      GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against you by the Company arising from or related to this Agreement. In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees. Such recovery shall include court costs, out-of-pocket expenses, and attorneys fees on appeal, if any.

12. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Sincerely,

/S/ Betsy McLaughlin
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Betsy McLaughlin
Chief Executive Officer

Accepted:

/S/ Jane Cruz
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Jane Cruz

June 11, 2001
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Date

Attachment:       Exhibit A:        Waiver and Release

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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

         In consideration of the payments and other benefits set forth in
Section 5 of the Agreement dated June 11, 2001, to which this form is attached, I, JANE CRUZ, hereby furnish Hot Topic, Inc. (the "Company"), with the following release and waiver ("Release and Waiver").

         I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any and all claims including, but not limited to, claims relating to my employment and the termination of my employment, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:                                       By:
      -------------                             --------------------------------
                                                    JANE CRUZ